Exhibit 5.1
July 26, 2006
eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by eBay Inc. (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a prospectus covering the resale of up to 15,255,025 shares of common stock of the Company (the “Shares”).
In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Based on the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Cooley Godward LLP